News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G FIRST QUARTER SALES AND EPS EXCEED EXPECTATIONS

CINCINNATI, Oct. 29, 2009 - The Procter & Gamble Company (NYSE:PG) reported net sales of $19.8 billion for the July - September quarter which exceeded the Company’s guidance.  Organic sales growth was up two percent versus a guidance range of flat to minus three percent on better than expected results across most business segments.  Diluted net earnings per share increased three percent to $1.06, above the Company’s guidance range of $0.95 to $1.00.  The Company raised its outlook for the October - December quarter and fiscal 2010 organic sales growth citing modestly higher expectation for market growth.  The Company also increased the low end of its fiscal year guidance range by $0.03 per share to reflect the higher top-line growth projection.

“Our September quarter results give us encouragement we are making the right choices to grow market share profitably,” said President and Chief Executive Officer Bob McDonald.  “We are investing in innovation, expanding our portfolio and improving consumer value to serve more consumers, in more parts of the world, more completely.  We are driving simplification and improving execution while leveraging scale to create cost efficiencies that help fund these investments and accelerate growth.”

Executive Summary

•
Net sales for the quarter were $19.8 billion, a decrease of six percent that was primarily due to unfavorable foreign exchange impacts as the U.S. dollar remained above prior year levels.  The company had previously guided to a net sales decrease of seven to ten percent.

•	Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, increased two percent.
•	Diluted net earnings per share increased three percent to $1.06 for the July - September quarter.
•	Operating margin increased 160 basis points for the quarter behind a 290 basis point improvement in gross margin, partially offset by higher selling, general and administrative (SG&A) expenses.
•
Operating cash flow was $4.6 billion for the first fiscal quarter.  Free cash flow, which is operating cash flow less capital spending, was $4.0 billion, an all-time record and over 120 percent of net earnings excluding the gain on the sale of Actonel in Japan.

Key Financial Highlights

Net sales declined six percent to $19.8 billion for the July - September quarter mainly due to unfavorable foreign exchange impacts of seven percent as the U.S. dollar strengthened versus key foreign currencies.  Organic sales grew two percent as price increases and positive product mix more than offset volume declines.  Unit volume decreased three percent largely due to a difficult pre-economic crisis base period comparison, market contractions, prior year divestitures and share losses in some categories.  These impacts were partially offset by new initiative launches in most segments.  Organic volume, which excludes the impact of acquisitions and divestitures, was down two percent for the quarter with the Central & Eastern Europe/Middle East/Africa (CEEMEA) region accounting for over half of the Company’s year-on-year quarterly volume decline.  Price increases taken primarily in developing regions to offset local currency devaluations added three percent to net sales.  Positive geographic product mix increased net sales by one percent.

Diluted net earnings per share were $1.06, an increase of three percent for the quarter.  Net earnings decreased one percent primarily due to lower net sales, partially offset by the gain on the sale of Actonel in Japan, which was included in net earnings from discontinued operations.

Diluted net earnings per share from continuing operations increased one percent to $0.97.  Net earnings from continuing operations were down three percent behind negative foreign currency impacts, lower net sales and higher base period divestiture gains on minor brands, partially offset by lower commodity and media costs and manufacturing cost savings in the current period.  Core EPS, which is earnings per share from continuing operations excluding incremental Folgers-related restructuring charges in the base period, was in line with the prior year period.

Operating margin increased 160 basis points versus the prior year period driven by higher gross margin, partially offset by higher SG&A as a percentage of net sales.  Gross margin expanded 290 basis points to 52.6 percent of net sales behind price increases, lower commodity costs and manufacturing cost savings.  SG&A as a percentage of net sales increased 130 basis points due to negative foreign currency impacts.

Operating cash flow for the quarter was $4.6 billion, an increase of 32 percent mainly due to reductions in working capital balances.  Free cash flow was $4.0 billion and over 120 percent of net earnings excluding the gain on the sale of Actonel in Japan.  Capital expenditures were 2.8 percent of net sales.

Business Segment Discussion

Beauty and Grooming GBU
•
Beauty net sales were down five percent for the quarter to $4.9 billion on a two percent decline in unit volume.  Organic sales grew two percent.  Unfavorable foreign exchange impacted net sales by seven percent.  Price increases and positive product mix added three percent and one percent to net sales, respectively.  Organic volume, which excludes acquisitions and divestitures, was down one percent mainly due to volume declines in the CEEMEA region and in the more discretionary businesses of Professional Salon and Prestige.  Hair Care volume grew low single digits behind initiative-driven growth of Pantene, Head & Shoulders and Rejoice and delivered growth in every region except CEEMEA.  Professional Salon volume declined double digits due to the exit of non-strategic businesses and continued market contractions.  Prestige volume decreased high single digits primarily due to the continued contraction of the fragrance market, partially offset by double-digit growth of SK-II.  Female Beauty volume was down mid-single digits primarily due to lower shipments in CEEMEA, share losses on non-strategic personal cleansing brands, lower merchandising and initiative activity in cosmetics and the fiscal 2009 divestiture of Noxzema.  Net earnings decreased one percent for the quarter to $777 million as negative foreign currency impacts and lower net sales were mostly offset by lower overhead and marketing costs and manufacturing cost savings.

•
Grooming net sales in the first fiscal quarter decreased 11 percent to $1.9 billion.  Organic sales declined two percent.  Unfavorable foreign exchange and lower unit volume reduced net sales by nine percent and eight percent, respectively.  These impacts were partially offset by positive pricing impacts of six percent.  Volume in Male Blades and Razors declined high single digits behind market contractions.  Gillette Fusion volume continued to grow but was more than offset by volume declines in legacy shaving systems.  Volume in Male Personal Care declined high single digits behind lower shipments of shave preparation products due to increased competitive promotional activity.  Volume in Braun was down double digits mainly due to market contractions, particularly in home and hair care appliances.  Net earnings declined 21 percent versus the prior year period to $351 million primarily driven by lower net sales and negative foreign currency impacts.

Health & Well-Being GBU
•
Health Care net sales declined four percent to $3.0 billion for the quarter.  Organic sales increased four percent driven by positive pricing impacts of three percent and improved product mix of one percent.  Unfavorable foreign exchange reduced net sales by eight percent.  Unit volume was consistent with the prior year period as growth in developed regions was offset by a decline in developing regions, primarily CEEMEA.  Personal Health Care volume was in line with the prior year period as growth in diagnostics products was offset by lower shipments of digestive health products in North America and shipment delays in CEEMEA due to a distributor transition.  Feminine Care volume declined low single digits mainly due to increased competitive activity in CEEMEA, partially offset by growth in Asia.  Oral Care volume was in line with the prior year period as initiative-driven growth in Western Europe and Latin America was offset by market contractions in Asia and CEEMEA.  Net earnings increased nine percent to $550 million for the first fiscal quarter behind SG&A cost reductions, a pricing-driven expansion of gross margin and a receipt from the favorable settlement of a legal dispute, partially offset by negative foreign currency impacts.

•
Snacks and Pet Care net sales were down six percent for the quarter to $755 million on a 10 percent decline in unit volume.  Organic sales declined three percent due to a decline in Snacks, partially offset by growth in Pet Care.  Unfavorable foreign exchange reduced net sales by three percent.  Price increases to offset increased commodity costs and currency devaluations contributed six percent to net sales.  Relatively better volume results in Pet Care, which has higher than segment average selling prices, improved product mix, adding one percent to net sales.  Volume in Snacks decreased double digits due to lower merchandising activity in North America following the Super Stacks initiative, which included a price increase, and market contractions in CEEMEA.  Volume in Pet Care was down low single digits mainly due to the contraction of the premium nutrition category, partially offset by the continued success of new product initiatives launched in previous quarters.  Net earnings were up 35 percent in the first quarter to $74 million resulting from price increases, lower commodity costs and manufacturing cost savings.

Household Care GBU
•
Fabric Care and Home Care net sales decreased five percent to $6.1 billion for the quarter.  Organic sales grew two percent as positive pricing impacts of three percent and improved product mix of one percent were partially offset by a two percent decline in unit volume.  Unfavorable foreign exchange reduced net sales by seven percent.  Fabric Care volume was down low single digits due to trade inventory reductions in North America and global market share declines, partially offset by the new product launches and growth in Western Europe behind incremental merchandising activities.  Home Care volume grew mid-single digits primarily due to new initiative launches in North America and Western Europe.  Batteries volume declined mid-single digits due to market contractions, market share declines and trade inventory reductions.  Net earnings grew 22 percent to $1.0 billion on price increases, taken in prior quarters, lower commodity costs and manufacturing cost savings.

•
Baby Care and Family Care net sales declined five percent in the first fiscal quarter to $3.6 billion.  Organic sales grew one percent as the impact of price increases more than offset a one percent volume decline.  Price increases, primarily taken in developing regions to offset local currency devaluations, added two percent to net sales.  Unfavorable foreign exchange reduced net sales by six percent.  Baby Care volume increased low single digits behind new initiative launches in Western Europe including the expansion of Pampers Simply Dry and market growth in Asia and Western Europe.  Family Care volume was down mid-single digits due to lower shipments of Charmin primarily driven by trade inventory reductions and market share losses due to a shift in timing of merchandising activity.  Net earnings increased eight percent to $557 million due to price increases, lower commodity costs and manufacturing cost savings.

Fiscal Year 2010 Guidance

For fiscal year 2010, the Company increased the range of expected organic sales growth by one percent to plus two to four percent.  Net sales are expected to be up three to six percent.  Foreign exchange is expected to contribute one to two percent to net sales growth.  The Company updated its diluted earnings per share guidance to $4.02 to $4.12 and core EPS of $3.47 to $3.59 by increasing the low end of the previous guidance ranges by $0.03/share.  Core earnings per share are expected to be in line to up three percent versus year ago.

October - December 2009 Quarter Guidance

For the October - December quarter, the Company expects organic sales growth of two to five percent.  Net sales are expected to increase three to seven percent versus the prior year.  Foreign exchange is expected to add one to two percent to net sales growth.  Diluted earnings per share are expected to be $1.36 to $1.44 including an estimated $0.43 gain on the sale of the global pharmaceuticals business.  The final gain amount will be provided in January with the December quarter results.  Core earnings per share are expected to be $0.91 to $1.00, an increase of one to 11 percent versus prior year which included very high commodity costs.

Global Pharmaceuticals Business Divestiture

The Company commented that it is on track to complete the sale of its global pharmaceuticals business to Warner Chilcott by the end of October 2009, as previously communicated.  The estimated financial impacts of the transaction are unchanged versus prior guidance.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition and divestiture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, competition law matters, and tax policy), and to resolve pending matters within current estimates; (7) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (8) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (9) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (10) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (11) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (12) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (13) the ability to stay close to consumers in an era of increased media fragmentation; (14) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (15) the ability to rely on and maintain key information technology systems.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:
Mark Erceg, 513.983.2414
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales for the July - September quarter is as follows:
Jul - Sep ‘09	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Beauty	-5%	7%	0%	2%
Grooming	-11%	9%	0%	-2%
Health Care	-4%	8%	0%	4%
Snacks and Pet Care	-6%	3%	0%	-3%
Fabric Care and Home Care	-5%	7%	0%	2%
Baby Care and Family Care	-5%	6%	0%	1%
Total P&G	-6%	7%	1%	2%
*Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.

           Core EPS:  This is a measure of the Company’s diluted net earnings per share from continuing operations excluding incremental restructuring charges incurred to offset the dilutive impact of the Folgers divestiture.  We do not view these items to be part of our sustainable results. We believe the core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth. The table below provides a reconciliation of reported diluted net earnings per share from continuing operations to core earnings per share:
	JAS 08	JAS 09
Diluted Net Earnings Per Share	$1.03	$1.06
Folgers Results of Operations	($0.02)	-
Gain on the Sale of Actonel in Japan	-	($0.04)
Pharmaceuticals Results of Operations	($0.05)	($0.05)
Diluted Net Earnings Per Share - Continuing Operations	$0.96	$0.97
Incremental Folgers-related Restructuring Charges	$0.01	-
Core EPS	$0.97	$0.97
Core EPS Growth		0%
	OND 08	OND 09
Diluted Net Earnings Per Share	$1.58	$1.36 to $1.44
Folgers Results of Operations and Gain on the Sale	($0.64)	-
Gain on the Sale of Pharmaceuticals	-	($0.43)
Pharmaceuticals Results of Operations	($0.05)	($0.02) to ($0.01)
Diluted Net Earnings Per Share - Continuing Operations	$0.89	$0.91 to $1.00
Incremental Folgers-related Restructuring Charges	$0.01	-
Core EPS	$0.90	$0.91 to $1.00
Core EPS Growth		1% to 11%

	FY 2009	FY 2010
Diluted Net Earnings Per Share	$4.26	$4.02 to $4.12
Folgers Results of Operations and Gain on the Sale	($0.68)	-
Gain on the Sale of Pharmaceuticals	-	($0.44)
Gain on the Sale of Actonel in Japan	-	($0.04)
Pharmaceuticals Results of Operations	($0.20)	($0.07) to ($0.05)
Corporate Restructuring Attributable to Pharmaceuticals	$0.01	-
Diluted Net Earnings Per Share - Continuing Operations	$3.39	$3.47 to $3.59
Incremental Folgers-related Restructuring Charges	$0.09	-
Rounding Impacts	($0.01)	-
Core EPS	$3.47	$3.47 to $3.59
Core EPS Growth		0% to 3%

Free Cash Flow: Free cash flow is defined as operating cash flow less capital spending. We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity: Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The Company’s long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management.  Given the size of the gains on the sale of Actonel in Japan and our global pharmaceuticals business to Warner Chilcott and our belief that they are not part of our sustainable business, we have excluded the gains from our calculation.  We believe this provides a better perspective of our underlying liquidity trends.  The reconciliation of free cash flow and free cash flow productivity is provided below (amounts in millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Actonel Japan Gain	Net Earnings Excluding Actonel Gain	Free Cash Flow Productivity
Jul - Sep 09	$4,555	($552)	$4,003	$3,307	$121	$3,186	126%

Exhibit 2: Changes in the Global Business Unit Structure and Presentation of the Global Pharmaceuticals Business as Discontinued Operations

Fiscal Year 2010 Changes to Global Business Unit (GBU) Structure:  Effective July 1, 2009, the Company implemented a number of changes to the organization structure of the Beauty GBU, which resulted in changes to the components of its reportable segment structure.  Female blades and razors were formerly included in the Grooming reportable segment and are now included in the Beauty reportable segment.  Certain male-focused brands and businesses, such as Old Spice and Gillette personal care, moved from the Beauty reportable segment to the Grooming reportable segment.  In addition, the Beauty GBU was renamed the Beauty and Grooming GBU. The table below provides more information about the components of our GBU structure.

GBU	Reportable Segment	Key Product Categories	Key Products	Billion Dollar Brands
Beauty and Grooming	Beauty	Hair Care	Hair Colorants, Shampoos and Conditioners	Head & Shoulders, Pantene
		Professional Salon	Hair Colorants, Shampoos and Conditioners	Wella
		Female Beauty	Cosmetics, Deodorants, Female Blades and Razors, Personal Cleansing and Skin Care	Olay
		Prestige	Fine Fragrances and Prestige Skin Care (SK-II)
	Grooming	Male Grooming	Male Blades & Razors and Male Personal Care Products (Deodorants, Face and Shave Products, Hair Care, Personal Cleansing)	Fusion, Gillette, Mach3
		Appliances (Braun)	Electric Hair Removal Devices and Home Appliances	Braun
Health and Well-Being	Health Care	Feminine Care	Feminine Pads and Tampons	Always
		Personal Health Care	Personal Diagnostics, Digestive and Respiratory Health Products
		Oral Care	Oral Rinses, Toothbrushes and Toothpastes	Crest, Oral-B
	Snacks and Pet Care	Pet Care	Wet and Dry Pet Food	Iams
		Snacks	Potato Crisps	Pringles
Household Care	Fabric Care and Home Care	Fabric Care	Laundry Detergents and Fabric Softeners	Ariel, Downy, Gain, Tide
		Home Care	Air and Fabric Fresheners, Dishwashing Detergents, Hard Surface Cleaners	Dawn
		Batteries	Batteries and Personal Power Devices	Duracell
	Baby Care and Family Care	Baby Care	Baby Wipes and Diapers	Pampers
		Family Care	Bath Tissue, Facial Tissue and Paper Towels	Bounty, Charmin

Presentation of the Global Pharmaceuticals Business as Discontinued Operations:  On August 24, 2009, the Company announced an agreement for the sale of its global pharmaceuticals business to Warner Chilcott which will be completed at a later date.  The pharmaceuticals business has historically been part of the Health Care reportable segment.  In accordance with applicable accounting guidance for the disposal of long-lived assets, the results of the pharmaceuticals business are presented as discontinued operations and, as such, have been excluded from continuing operations and from segment results.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	JAS QUARTER

	JAS 09	JAS 08	% CHG
NET SALES	$19,807	$20,983	(6)%
COST OF PRODUCTS SOLD	9,398	10,558	(11)%
GROSS MARGIN	10,409	10,425	(0)%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	5,961	6,039	(1)%
OPERATING INCOME	4,448	4,386	1%
TOTAL INTEREST EXPENSE	287	339
NON-OPERATING INCOME, NET	23	280
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,184	4,327	(3)%
INCOME TAXES	1,157	1,212

NET EARNINGS FROM CONTINUING OPERATIONS	3,027	3,115	(3)%

NET EARNINGS FROM DISCONTINUED OPERATIONS	280	233	20%

NET EARNINGS	3,307	3,348	(1)%

EFFECTIVE TAX RATE FROM CONTINUING OPERATIONS	27.7%	28.0%

PER COMMON SHARE:
BASIC NET EARNINGS - CONTINUING OPERATIONS	$1.02	$1.02
BASIC NET EARNINGS - DISCONTINUED OPERATIONS	$0.09	$0.08
BASIC NET EARNINGS	$1.11	$1.10

DILUTED NET EARNINGS - CONTINUING OPERATIONS	$0.97	$0.96	1%
DILUTED NET EARNINGS - DISCONTINUED OPERATIONS	$0.09	$0.07
DILUTED NET EARNINGS	$1.06	$1.03	3%

DIVIDENDS	$0.44	$0.40	10%
AVERAGE DILUTED SHARES OUTSTANDING	3,109.6	3,239.5

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
COST OF PRODUCTS SOLD	47.4%	50.3%	(290)
GROSS MARGIN	52.6%	49.7%	290
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	30.1%	28.8%	130
OPERATING MARGIN	22.5%	20.9%	160
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	21.1%	20.6%	50
NET EARNINGS FROM CONTINUING OPERATIONS	15.3%	14.8%	50

Certain amounts for prior periods were reclassified to conform with the fiscal 2010 presentation

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Three Months Ended September 30
	2009	2008

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$4,781	$3,313

OPERATING ACTIVITIES
NET EARNINGS	3,307	3,348
DEPRECIATION AND AMORTIZATION	771	810
SHARE-BASED COMPENSATION EXPENSE	99	126
DEFERRED INCOME TAXES	(29)	247
GAIN ON SALE OF BUSINESSES	(199)	(317)
CHANGES IN:
ACCOUNTS RECEIVABLE	(513)	(725)
INVENTORIES	(96)	(833)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	818	398
OTHER OPERATING ASSETS & LIABILITIES	398	384
OTHER	(1)	6

TOTAL OPERATING ACTIVITIES	4,555	3,444

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(552)	(699)
PROCEEDS FROM ASSET SALES	209	545
ACQUISITIONS, NET OF CASH ACQUIRED	(19)	(292)
CHANGE IN INVESTMENTS	(16)	34

TOTAL INVESTING ACTIVITIES	(378)	(412)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(1,336)	(1,254)
CHANGE IN SHORT-TERM DEBT	1,914	3,436
ADDITIONS TO LONG-TERM DEBT	1,496	878
REDUCTIONS OF LONG-TERM DEBT	(4,986)	(1,287)
TREASURY STOCK PURCHASES	(8)	(3,911)
IMPACT OF STOCK OPTIONS AND OTHER	117	405

TOTAL FINANCING ACTIVITIES	(2,803)	(1,733)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	139	(110)

CHANGE IN CASH AND CASH EQUIVALENTS	1,513	1,189

CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,294	$4,502

Certain amounts for prior periods were reclassified to conform with the fiscal 2010 presentation

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	September 30, 2009	June 30, 2009

CASH AND CASH EQUIVALENTS	$6,294	$4,781
ACCOUNTS RECEIVABLE	6,239	5,836
TOTAL INVENTORIES	7,050	6,880
OTHER	3,945	4,408
ASSETS HELD FOR SALE	989	-
TOTAL CURRENT ASSETS	24,517	21,905

NET PROPERTY, PLANT AND EQUIPMENT	19,591	19,462
NET GOODWILL AND OTHER INTANGIBLE ASSETS	89,697	89,118
OTHER NON-CURRENT ASSETS	4,576	4,348

TOTAL ASSETS	$138,381	$134,833

ACCOUNTS PAYABLE	$5,581	$5,980
ACCRUED AND OTHER LIABILITIES	9,610	8,601
DEBT DUE WITHIN ONE YEAR	12,957	16,320
LIABILITIES HELD FOR SALE	526	-
TOTAL CURRENT LIABILITIES	28,674	30,901

LONG-TERM DEBT	22,439	20,652
OTHER	20,241	19,898
TOTAL LIABILITIES	71,354	71,451

TOTAL SHAREHOLDERS' EQUITY	67,027	63,382

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$138,381	$134,833

Certain amounts for prior periods were reclassified to conform with the fiscal 2010 presentation

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

		Three Months Ended September 30, 2009
			% Change	Earnings From	% Change	Net Earnings	% Change
			Versus	Continuing Operations	Versus	From Continuing	Versus
		Net Sales	Year Ago	Before Income Taxes	Year Ago	Operations	Year Ago

Beauty and Grooming GBU
Beauty		$4,921	-5%	$1,027	1%	$777	-1%
Grooming		1,858	-11%	489	-20%	351	-21%

Health and Well-Being GBU
Health Care		2,979	-4%	830	10%	550	9%
Snacks and Pet Care		755	-6%	113	26%	74	35%

Household Care GBU
Fabric Care and Home Care		6,130	-5%	1,510	20%	1,009	22%
Baby Care and Family Care		3,589	-5%	885	10%	557	8%

Total Business Segments		20,232	-6%	4,854	7%	3,318	6%
Corporate		(425)	N/A	(670)	N/A	(291)	N/A
Total Company		19,807	-6%	4,184	-3%	3,027	-3%

	JULY - SEPTEMBER NET SALES INFORMATION
	(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty and Grooming GBU
Beauty	-2%	-1%	-7%	3%	1%	-5%
Grooming	-8%	-8%	-9%	6%	0%	-11%

Health and Well-Being GBU
Health Care	0%	0%	-8%	3%	1%	-4%
Snacks and Pet Care	-10%	-10%	-3%	6%	1%	-6%

Household Care GBU
Fabric Care and Home Care	-2%	-2%	-7%	3%	1%	-5%
Baby Care and Family Care	-1%	-1%	-6%	2%	0%	-5%

Total Company	-3%	-2%	-7%	3%	1%	-6%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.